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                                       EXHIBIT 10(iii)(A)(2)



             BANKERS TRUST NEW YORK CORPORATION
              Partnership for One-hundred Plan
                        Plan Document



I.   Purpose of the Plan

The purpose of the Partnership for One hundred Plan (the "Plan") is to provide key employees of Bankers Trust New York Corporation and its subsidiaries (the "Corporation") with an incentive to exert their efforts to increase Bankers Trust New York Corporation share price.

II.  Administration of the Plan

The Plan is to be administered by the Human Resources Committee of the Corporation's Board of Directors (the "Committee"). The Committee may amend, suspend or terminate the Plan at any time. The Committee also shall interpret the provisions of the Plan and may selectively accelerate the payout of the value of any employee's award.

III. Eligible Employees

Participants in the Plan will include approximately 35 senior executives selected by the Committee.

IV.  Plan Provisions

Upon receiving an award under the Plan, participants will receive a number of units whose value will be based on the price of the Corporation's common stock (the "Stock"). The units awarded will vest one-third per year on the third, fourth and fifth anniversaries of the date of grant. The maximum number of units to be granted under the Plan is 2,000,000.

V.   Unit Values

Unit values will be set according to a formula which will be based on the Stock price as shown on the New York Stock Exchange Transactions Tape (the "Tape"). When the Stock price increases to $76 per share each unit will be valued at $4 and will increase by increments of $4 per $1.00 of stock price increase to reach the maximum value of $100 at a $100 Stock price.

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VI.  Plan Limitations

Awards will immediately vest and be paid out when the Stock price reaches $100.

VII. Transferability Restrictions

Benefits under this agreement are not assignable, pledgeable or otherwise transferable.

VIII.     Distributions from the Plan

All distributions from the plan are to be made in cash only. Payouts on the awards will occur at the earlier of the end of the five year performance period, or when the Stock price reaches $100 as shown on the Tape. Payouts that are made at the end of five years will be based on a thirty day moving average price of the Stock as of the last trading date of the performance period.

IX.  Change of Control

In the event of a change in control (as defined in the 1994
Stock Option and Stock Award Plan, "Change of Control") the value of all awards under the Plan will vest and be immediately paid to the respective participants. Payouts that are made due to a Change in Control will be based on the average of the high and the low price of the Stock on the date that the Change of Control triggering event occurs as shown on the Tape.

X.   Termination Provisions

a) Retirement (as defined in the Corporation's qualified pension plan, Death and Total Disability (as defined in the Corporation's Long-Term Disability Plan) - Units awarded will be valued and paid out at the end of the five year term or upon the Stock price reaching $100.

b) Resignation - The value of the vested units paid will correspond to the lower of the Stock price on the resignation date or the end of the five year period.
     Unvested units are forfeited.

c) Termination for Cause (as defined under the Corporation's Separation Allowance Plan) - All units, vested and unvested, are forfeited.

d) Other Terminations - Units will be valued and paid out on the off-payroll date.

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XI.  Employee Taxes

Participating employees are responsible for all taxes due as required.

XII. Choice of Law

The Plan will be governed by and construed in accordance with the laws of the State of New York.

XIII.     Effective Date

The effective date of the Plan is January 1, 1996.